Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

March 30, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the reference to our opinion letter, dated November 20, 2016, to the Conflicts Committee of the Board of Directors of Energy Transfer Partners, L.L.C., as a result of the incorporation by reference in the Registration Statement on Form S-4 of Sunoco Logistics Partners L.P. (“SXL”), as filed by SXL on March 30, 2017 (the “462(b) Registration Statement”), which 462(b) Registration Statement incorporates by reference the contents of Amendment No. 5 to the Registration Statement on Form S-4 of SXL, as filed by SXL on March 22, 2017 (Registration No. 333-215183) (the “Effective Registration Statement”), relating to the mergers (as defined in the Effective Registration Statement), and (ii) the references in the Effective Registration Statement to such opinion and our firm in the Effective Registration Statement under the headings “Summary—Opinion of the Financial Advisor to the ETP Conflicts Committee”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger— Recommendation of the ETP Board; Reasons for the Merger”, “The Merger—Opinion of the Financial Advisor to the ETP Conflicts Committee” and “Item 21. Exhibits and Financial Statement Schedules—Opinions”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.